                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                WORLDCOM, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                        [LOGO OF WORLDCOM APPEARS HERE]

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                          Jackson, Mississippi
                                                          April 21, 1997

  The annual meeting of the shareholders of WorldCom, Inc., a Georgia corporation (the "Company"), will be held on Thursday, May 22, 1997, at 10:00 a.m. local time, at 515 East Amite Street, Jackson, Mississippi, for the purposes of:

  1. electing a Board of fourteen (14) directors;

  2. considering and acting upon a proposal to approve the Company's Performance Bonus Plan; and

  3. transacting such other business as properly may come before the meeting or any adjournments or postponements thereof.

  Holders of record of the Company's common stock, Series A 8% Cumulative Convertible Preferred Stock and Series B Convertible Preferred Stock at the close of business on April 3, 1997, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof.

  A copy of the Company's Annual Report to Shareholders for 1996 accompanies this notice.

                                                  By Order of the Board of
                                                  Directors

                                                  SCOTT D. SULLIVAN
                                                  Secretary

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702

                               ----------------
                                PROXY STATEMENT

                               ----------------

                            SOLICITATION OF PROXIES

  The enclosed proxy is solicited by the Board of Directors of WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at 515 East Amite Street, Jackson, Mississippi, on Thursday, May 22, 1997, at 10:00 a.m. local time and at any adjournments or postponements thereof. Holders of record of the Company's voting securities at the close of business on April 3, 1997 (the "Record Date") will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. The first mailing of proxies to shareholders will occur on or about April 21, 1997. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

  On September 15, 1993, Metromedia Communications Corporation, a Delaware corporation, merged into Resurgens Communications Group, Inc., a Georgia corporation ("Resurgens"). Immediately thereafter, LDDS Communications, Inc., a Tennessee corporation ("LDDS-TN"), merged into Resurgens, whereupon the name of Resurgens was changed to "LDDS Communications, Inc." (the "Surviving Corporation"). Such mergers are hereinafter referred to collectively as the "Mergers" and individually as a "Merger." Although from a corporate law perspective Resurgens was the survivor in both Mergers, for accounting purposes, LDDS-TN was the survivor of the second Merger. Accordingly, unless otherwise provided herein, all references to and information regarding the Company contained in this Proxy Statement relate to LDDS-TN prior to the Mergers and to the Surviving Corporation after the Mergers. At the annual meeting of shareholders held May 25, 1995, shareholders of LDDS Communications, Inc. voted to change the name of the Company to WorldCom, Inc., effectively immediately.

  On December 31, 1996, a wholly owned subsidiary of WorldCom merged with MFS Communications Company, Inc. ("MFS") in a transaction accounted for as a purchase (the "MFS Merger"). As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of common stock of the Company (the "Common Stock") or approximately 471.0 million shares in the aggregate. Outstanding MFS options and warrants generally were converted on a similar basis, except for MFS Shareworks Plus Awards, which were paid out in cash. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock was converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of the Company (the "Series A Preferred Stock"), or 94,992 shares in the aggregate. Each share of MFS
Series B Convertible Preferred Stock was converted into the right to receive one share of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock"), or approximately 12.7 million shares in the aggregate. In addition, each depositary share representing one-hundredth of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing one-hundredth of a share of Series A Preferred Stock of the Company.

                              COMPANY SECURITIES

  On the Record Date, there were issued and outstanding 891,398,323 shares of Common Stock, 94,992 shares of Series A Preferred Stock and 12,626,908 shares of Series B Preferred Stock. All of the shares of Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of Series A Depositary Shares (the "Series A Depositary Shares"). Each Series A Depositary Share represents a one-hundredth interest in a share of Series A Preferred Stock.

  The holders of shares of Common Stock issued and outstanding are entitled to cast one vote per share on all matters voted on by the holders of Common Stock generally, including the election of directors, and do not have cumulative voting rights. The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together with holders of Common Stock as a single class on issues presented to a vote of the Company's shareholders, except under certain conditions when such holders are entitled to vote as a separate class. The holders of Series A Preferred Stock are entitled to vote on the basis of ten votes for each such share held. The holders of Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The Series A Preferred Stock will be voted by The Bank of New York in accordance with instructions received from the holders of Series A Depositary Shares, as described below. Consequently, holders of Series A Depositary Shares are entitled to direct The Bank of New York with respect to one-tenth (1/10) of a vote per Series A Depositary Share. The shares of Series A Preferred Stock and Series B Preferred Stock do not carry cumulative voting rights.

                        ACTION TO BE TAKEN UNDER PROXY

  SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

    (1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the 1998 annual meeting of the Company's shareholders and until their successors have been duly elected and qualified;

    (2) FOR the approval of the Company's Performance Bonus Plan; and

    (3) in their discretion on the transaction of such other business as properly may come before the meeting or any adjournments or postponements thereof.

  Under the terms of the Deposit Agreement dated December 31, 1996 between the Company and The Bank of New York, all shares of Series A Preferred Stock held by The Bank of New York, as Depositary, will be voted or not voted as directed by written instructions from the holders of Series A Depositary Shares, and shares for which no instructions are received will be voted as abstentions. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without instructions as to how it is to be voted, the voting instruction card will be deemed to be an instruction to vote FOR the election of the Board's nominees, FOR the approval of the Company's Performance Bonus Plan and in the discretion of the Depositary named on the voting card on the transaction of such other business as properly may come before the meeting or any adjournment or postponement thereof.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  As of the Record Date, the following persons, individually or as a group, were known to the Company to be deemed to be the beneficial owners of more than five percent of the issued and outstanding Common Stock, each of which persons has sole voting and investment power over such Common Stock, except as set forth in the footnotes hereto:

                                                   AMOUNT AND
                                               NATURE OF EXISTING      PERCENT
    NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP(1) OF CLASS(1)
    ------------------------------------     ----------------------  ----------
FMR Corp....................................       70,566,021(2)        7.9%

 82 Devonshire Street
 Boston, Massachusetts 02109
--------
(1) Based upon 891,398,323 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.
(2) Based upon shares owned as of March 6, 1997, as provided by FMR Corp., including 60,322,566 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 9,390,385 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 853,070 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-United States investment companies. The number of shares beneficially owned by Fidelity includes 4,301,357 shares issuable upon conversion of Series A Preferred Stock. The number of shares beneficially owned by Fidelity Management Trust Company includes 267,839 shares issuable upon conversion of Series A Preferred Stock. FMR Corp. has sole voting power with respect to 5,627,963 shares and sole dispositive power with respect to 69,712,951 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

  To the knowledge of the Company, 7,791 shares, or approximately 8.2% of the 94,992 outstanding shares of Series A Preferred Stock are beneficially owned by Salomon Brothers Inc ("SBI"), a wholly owned subsidiary of Salomon Brothers Holding Company ("SBHC") which is in turn a wholly owned subsidiary of Salomon Inc. The principal address of SBI is Seven World Trade Center, New York, New York 10048. As of the Record Date, the 7,791 outstanding shares of Series A Preferred Stock owned by SBI were convertible into 2,682,238 shares of Common Stock, representing less than one percent of the outstanding Common Stock.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock and Series B Preferred Stock, as of the Record Date, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. No person listed on the following table is the beneficial owner of any shares of Series A Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                NUMBER OF SHARES      PERCENT
          NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1) OF CLASS(1)
          ------------------------            --------------------  ----------
Carl J. Aycock...............................         721,706(2)         *
Max E. Bobbitt...............................         151,292(3)         *
R. Douglas Bradbury..........................          49,017(4)         *
James Q. Crowe...............................       1,009,804(5)         *
Bernard J. Ebbers............................      14,964,672(6)       1.7%
Francesco Galesi.............................       3,517,108(7)         *
Richard R. Jaros.............................         784,936(8)         *
Stiles A. Kellett, Jr........................       3,102,175(9)         *
David C. McCourt.............................           7,115(10)        *
John A. Porter...............................       4,747,934(11)        *
Walter Scott, Jr.............................      18,423,109(12)      2.1%
John W. Sidgmore.............................       3,180,354(13)        *
Scott D. Sullivan............................           3,571            *
Lawrence C. Tucker...........................       3,165,096(14)        *
Roy A. Wilkens...............................         456,974(15)        *
Michael B. Yanney............................          30,759(16)        *
All Directors and Current Executive Officers
as a Group (15 persons)......................      53,858,648(17)      6.0%

--------
 *Less than one percent.
(1) Based upon 891,398,323 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.
(2) Includes 5,576 shares owned by Mr. Aycock's spouse; 85,316 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.
(3) Includes 33,512 shares purchasable upon exercise of options; and 117,780 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.
(4) Includes 344 shares issuable upon conversion of WorldCom Series B Preferred Stock; and 7,744 shares issuable pursuant to the WorldCom/MFS 1995 Deferred Stock Purchase Plan. All of the shares beneficially owned by Mr. Bradbury were obtained upon consummation of the MFS Merger.
(5) Includes 8,511 shares issuable upon conversion of Series B Preferred Stock; 19,070 shares issuable pursuant to the WorldCom/MFS 1995 Deferred Stock Purchase Plan; and 349 shares held as custodian for children. All of the shares beneficially owned by Mr. Crowe were obtained upon consummation of the MFS Merger.
(6) Includes 36,432 shares held as custodian for children; 1,775,696 shares purchasable upon exercise of options; and 855,448 shares owned by Mr. Ebbers' spouse, as to which Mr. Ebbers shares voting and investment power.
(7) Consists of 3,483,596 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 33,512 shares purchasable upon exercise of options.
(8) Includes 6,449 shares issuable upon conversion of Series B Preferred Stock; 8,400 shares held jointly with Mr. Jaros' spouse; and 15,930 shares held as custodian for Mr. Jaros' children as to which Mr. Jaros disclaims beneficial ownership. All of the shares beneficially owned by Mr. Jaros were obtained upon consummation of the MFS Merger.
(9) Includes 16,000 shares owned by Mr. Kellett's spouse; 860 shares held as custodian for minor daughter; and 85,316 shares purchasable upon exercise of options.

(10) Includes 95 shares issuable upon conversion of Series B Preferred Stock. All of the shares beneficially owned by Mr. McCourt were obtained upon consummation of the MFS Merger.
(11) Includes 165,560 shares held as custodian or trustee for minor children; 68,048 shares purchasable upon exercise of options; 218,000 shares owned by spouse, as to which beneficial ownership is disclaimed; and 85,812 shares held in trust for son of majority age, as to which beneficial ownership is also disclaimed.
(12) Includes 172,594 shares issuable upon conversion of Series B Preferred Stock; 3,000,000 shares held by the Suzanne and Walter Scott Charitable Remainer Unitrust, 72,916 shares held by the Suzanne Scott Irrevocable Trust, and 633 shares issuable upon conversion of Series B Preferred Stock also held by the Suzanne Scott Irrevocable Trust, in each case as to which Mr. Scott has voting and investment power as trustee. All of the shares beneficially owned by Mr. Scott were obtained upon consummation of the MFS Merger.
(13) Includes 35,371 shares purchasable upon exercise of options; and 18,721 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power. All of the shares beneficially owned by Mr. Sidgmore were obtained upon consummation of the MFS Merger.
(14) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund, L.P. and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Brown Brothers Harriman & Co. is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 33,268 shares purchasable upon exercise of options.
(15) Includes 400,000 shares purchasable upon exercise of options.
(16) Includes 2,956 shares owned by Mr. Yanney's spouse; and 21,000 shares beneficially owned by America First Companies L.L.C. Mr. Yanney is President, Chairman and Chief Executive Officer of America First Companies, L.L.C. All of the shares beneficially owned by Mr. Yanney were obtained upon consummation of the MFS Merger.
(17) Includes 2,365,479 shares purchasable upon exercise of options or conversion of Series B Preferred Stock.

                         ITEM 1. ELECTION OF DIRECTORS

  The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at fifteen. R. Douglas Bradbury, whose term expires at the 1997 annual meeting, is not standing for re-election and will retire from the Board as of the 1997 annual meeting, at which time the number of directors will be reduced to fourteen. Accordingly, fourteen directors are to be elected at the 1997 Annual Meeting as hereinafter provided. Mr. Bradbury served as Chief Financial Officer of MFS from January 1992 until February 1997, Executive Vice President of MFS from August 1995 to February 1997, Senior Vice President of MFS from September 1992 to August 1995 and a director of MFS from August 1994 to February 1997. From 1990 to 1992, Mr. Bradbury was Senior Vice President--Corporate Affairs for MFS Telecom, Inc. ("MFS Telecom").

  All nominees have indicated their willingness to serve if elected and all nominees are currently directors of the Company. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable. The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

  Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

  Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

  Pursuant to the applicable provisions of the Company's Second Amended and Restated Articles of Incorporation, holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock currently are entitled to vote as a single class in the election of the fourteen directors at the annual meeting. Each outstanding share of Common Stock is entitled to one vote in the election, each holder of the Series A Preferred Stock is entitled to ten votes for each such share held in the election and each holder of Series B Preferred Stock is entitled to one vote for each such share held in the election.

  Pursuant to the agreement relating to the MFS Merger, WorldCom agreed to cause the Board of Directors to consist of an odd number of directors at the effective time of the MFS Merger, with MFS being entitled to designate one less director than WorldCom. WorldCom designated Messrs. Aycock, Bobbitt, Ebbers, Galesi, Kellett, Porter, Sullivan and Tucker, and MFS designated Messrs. Bradbury, Crowe, Jaros, McCourt, Scott, Sidgmore and Yanney to serve as directors. Additionally, pursuant to such agreement, WorldCom and MFS agreed that it was the intent of the parties that membership on the compensation and stock option, audit and nominating committees of the Board of Directors after the effective time of the MFS Merger would initially consist of an equal number of designees of WorldCom and MFS.

INFORMATION ABOUT NOMINEES AND EXECUTIVE OFFICERS

  The following states each nominee's and each executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years. All references to "the Company" include for these purposes LDDS-TN and its predecessors.

  CARL J. AYCOCK, 48, has been a director of the Company since 1983. Mr. Aycock served as Secretary of the Company from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

  MAX E. BOBBITT, 52, has been a director of the Company since 1992. Mr. Bobbitt was a director of Advanced Telecommunications Corporation ("ATC") until its merger with the Company in December 1992 (the "ATC Merger"). Mr. Bobbitt is currently President and Chief Executive Officer of Metromedia Asia Corporation, a telecommunications company. From 1996 until February 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation. Prior to 1996, Mr. Bobbitt held various positions including President and Chief Operating Officer and director of ALLTEL Corporation, a telecommunications company, from 1970 until January 1995.

  JAMES Q. CROWE, 47, serves as Chairman of the Board of the Company. Mr. Crowe has served as a director of the Company since the MFS Merger. Mr. Crowe has served as Chairman of the Board of MFS since 1988 and Chief Executive Officer since November 1991 and was President of MFS (January 1988-June 1989 and April 1990-January 1992).

  BERNARD J. EBBERS, 55, has been President and Chief Executive Officer of the Company since April 1985. Mr. Ebbers has served as a director of the Company since 1983.

  FRANCESCO GALESI, 66, has been a director of the Company since 1992. Mr. Galesi was a director of ATC until the ATC Merger. Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications. Mr. Galesi serves as a director of Amnex, Inc. and Walden Residential Properties, Inc.

  RICHARD R. JAROS, 45, has been a director of the Company since the MFS Merger and has served as a director of MFS since 1992. Mr. Jaros has been President of Kiewit Diversified Group, Inc. ("KDG"), a coal mining and telecommunications company, since July 1996, Executive Vice President and Chief Financial Officer of Peter Kiewit Sons' ("PKS"), a construction and mining company since April 1993, and was a Vice President of PKS from 1990 until 1992. Mr. Jaros was the Chairman of the Board of CalEnergy Company, Inc. ("CEC"), a geothermal energy producer, from January 1994 until May 1995 and the President and Chief Operating Officer of CEC from 1992 until April 1993. Mr. Jaros is a director of PKS, CEC and C-TEC Corporation ("C-TEC").

  STILES A. KELLETT, JR., 53, has served as a director of the Company since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995. From 1978 to 1995, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia. Mr. Kellett serves as a director of Frederica Bank & Trust Company, St. Simons Island, Georgia, and Mariner Health Group, Inc., New London, Connecticut.

  DAVID C. MCCOURT, 40, has been a director of the Company since the MFS Merger and has served as a director of MFS since January 1992. Mr. McCourt has served as Chairman of the Board and Chief Executive Officer of C-TEC, a telecommunications company, since October 1993. Mr. McCourt is also the President, as well as a director of Kiewit Telecom Holdings, Inc. Mr. McCourt has served as President of Metropolitan Fiber Systems/McCourt, Inc., a subsidiary of MFS Telecom, since 1988. Mr. McCourt is a director of C-TEC and Mercom, Inc.

  JOHN A. PORTER, 53, has been a director of the Company since 1988. Mr. Porter served as Vice Chairman of the Board of the Company from September 1993 until the MFS Merger and served as Chairman of the Board of Directors of the Company from 1988 until September 1993. From May 1995 to the present, Mr. Porter has served as Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a manufacturer of electrical power distribution products. Mr. Porter also serves as Chairman of the Board of Directors of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment. Mr. Porter was previously President and sole shareholder of P.M. Restaurant Group, Inc. which filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1995. Subsequent to March 1995, Mr. Porter sold all of his shares in P.M. Restaurant Group, Inc. He is also a director of Uniroyal Technology Corporation, Intelligent Electronics, Inc. and XL Connect, Inc.

  WALTER SCOTT, JR., 66, has been a director of the Company since the MFS Merger and has served as a director of MFS since January 1992. Mr. Scott has been the Chairman of the Board and President of PKS for more than the last five years. He also is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., CEC, ConAgra, Inc., First Bank System, Valmont Industries, Inc. and C-TEC.

  JOHN W. SIDGMORE, 45, serves as Vice Chairman of the Board and Chief Operations Officer of the Company. Mr. Sidgmore has been a director of the Company since the MFS Merger and has served as a director of MFS since August 1996. Mr. Sidgmore was President and Chief Operating Officer of MFS from August 1996 until the MFS Merger and has been Chief Executive Officer and a director of UUNET Technologies, Inc. ("UUNET") from June 1994 to the present, and also held the position of President of UUNET from June 1994 to August 1996 and from January 1997 to the present. From 1989 to 1994, he was President and Chief Executive Officer of CSC Intelicom, a telecommunications software company. Mr. Sidgmore is a director of Saville Systems PLC and EarthLink Network, Inc.

  SCOTT D. SULLIVAN, 35, serves as Chief Financial Officer and Secretary of the Company. From the ATC Merger until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of the Company. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including ATC. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG Peat Marwick LLP. Mr. Sullivan has served as a director of the Company since March 1996.

  LAWRENCE C. TUCKER, 54, is a general partner of Brown Brothers Harriman & Co., which is the general and managing partner of The 1818 Fund, L.P. and The 1818 Fund II, L.P. He is also a director of The WellCare

Management Group, Inc. and Riverwood International Corporation. Mr. Tucker has served as a director of the Company since May 1995, and previously served as director of the Company from May 28, 1992 until the ATC Merger.

  MICHAEL B. YANNEY, 63, has been a director of the Company since the MFS Merger and has served as a director of MFS since March 1993. Mr. Yanney has been the President, Chairman and Chief Executive Officer of America First Companies L.L.C., a bank holding company in Omaha, Nebraska, since 1984. He also serves as a director of Burlington Northern Santa Fe Corporation, C-TEC, Forest Oil Corporation and Mid-America Apartment Communities, Inc.

                   INFORMATION CONCERNING BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

  The composition of the Board and the committees thereof changed on December 31, 1996, the effective date of the MFS Merger. Information provided herein regarding meetings of the Board and its committees related to the Company prior to the MFS Merger.

  During 1996, the Board of Directors of the Company held five meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served.

  The Board of Directors has a standing Audit Committee consisting of Max E. Bobbitt (Chairman), Francesco Galesi, David C. McCourt and Richard R. Jaros. During 1996, the Audit Committee held two meetings. The Audit Committee performs the following functions: (a) review of periodic financial statements,
(b) communication with independent accountants, (c) review of the Company's internal accounting controls and (d) recommendation to the Board of Directors as to selection of independent accountants.

  The Board of Directors has a standing Compensation and Stock Option Committee consisting of Stiles A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael B. Yanney. The Compensation and Stock Option Committee held four meetings during 1996. The duties of the Compensation and Stock Option Committee are as follows: (a) to make determinations regarding the annual salary, bonus and other benefits of executive officers of the Company; (b) to administer the stock option or award plans of the Company, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans; and (c) to review and take actions, including submission of recommendations to the Board of Directors, concerning compensation, stock plans and other benefits for the Company's directors, officers and employees.

  The Board of Directors has a Nominating Committee consisting of John A. Porter (Chairman), Carl J. Aycock, Richard R. Jaros and Walter Scott, Jr. The Nominating Committee did not meet during 1996. The duties of the Nominating Committee include recommending to the Board, if so requested by the Board, nominees for director, successors to the Chief Executive Officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The Nominating Committee, if it meets, or the Board will give due consideration to written recommendations for nominees from shareholders for election as directors. Under the Bylaws of the Company, shareholders are entitled to nominate persons for election as directors only if written notice has been given as specified therein to the Company's Secretary, 515 East Amite Street, Jackson, Mississippi 39201-2702, not later than 90 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."

COMPENSATION OF DIRECTORS

  WorldCom's non-employee directors are paid fees of $22,500 per year and $1,000 per meeting attended of the Board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a Board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

  Pursuant to WorldCom's Third Amended and Restated 1990 Stock Option Plan, each non-employee director receives annually a non-discretionary grant of options to purchase 5,000 shares of Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant,
(b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company in which the Company is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of the Company to another entity. The exercise price may be paid in cash or, in the discretion of the Compensation and Stock Option Committee, the Common Stock. In the discretion of the Compensation and Stock Option Committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Pursuant to an employment arrangement, Mr. Crowe will not have any direct operating responsibility but will continue to serve as a director and Chairman of the Board of the Company for the term of his employment, subject to his nomination and election as such by the Company's shareholders. The term of Mr. Crowe's employment continues until November 23, 1997 and may be extended by mutual agreement. In connection with this arrangement, Mr. Crowe will receive a base salary of $120,000 per year for certain services provided to and as directed by the Company. In addition, Mr. Crowe's options to purchase an aggregate of 872,562 shares of Common Stock at an exercise price of $2.869 per share will become fully exercisable at any time after November 24, 1997 and all shares granted under the WorldCom/MFS Employee Stock Bonus Plan and the WorldCom/MFS 1995 Deferred Stock Purchase Plan will vest immediately.

Pursuant to the employment agreement of Mr. Sidgmore with UUNET, approximately 420,000 restricted shares of Common Stock vested as a result of the MFS Merger. Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET, Mr. Sidgmore's initial base salary was $220,000 per year, plus a bonus targeted at $130,000 per year. Mr. Sidgmore received a bonus of $400,000 for 1996 under his employment agreement. If Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000. Under the employment agreement, Mr. Sidgmore also received options to purchase at $0.04 per share 4,644,635 shares of Common Stock (which options were exercised and 414,699 of which shares issued remain subject to a right of repurchase, which right lapses as to 13,823 shares each month). In the event of a change in control of WorldCom or an involuntary termination other than for cause of Mr. Sidgmore's employment, WorldCom's right of repurchase lapses with respect to 50 percent of any of the shares subject to a right of repurchase at the time and such right also lapses over time. If as a result of such acceleration, Mr. Sidgmore would incur an excise tax pursuant to Section 4999 of the Internal Revenue Code or corresponding provision of applicable state law, the Company is required to pay him when due to the applicable tax authority an amount sufficient to pay the excise tax and any federal, state and local taxes payment with respect to receipt thereof.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

  The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). Since the MFS Merger, the Committee has been composed of Stiles
A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael
B. Yanney. Prior to the MFS Merger, the members of the Committee were Stiles
A. Kellett, Jr. (Chairman), Silvia Kessel and Lawrence C. Tucker. None of the Committee members are employees of the Company.

  The Company's executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company will meet its ultimate responsibility to its shareholders.

  The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

BASE SALARY

  The Committee determines the salary ranges for each of the executive officer positions of the Company, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. With respect to executive officers other than the Chief Executive Officer, the evaluation of the Chief Executive Officer is of paramount importance in setting base salaries. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies, in order to attract and retain the best qualified management team available. In 1996, base salaries for executive officers were consistent with this policy.

  The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee is satisfied that it has reasonably accurate information with respect to salary ranges for the surveyed companies.

  The Committee begins its annual compensation review in November, and it meets in the first quarter of each year to set the compensation of the Company's executive officers. The Committee considers (i) the Company's performance as evidenced in changes in the price of the Common Stock during the year as compared to changes in its industry and the broader economic environment, (ii) the Chief Executive Officer's recommendations with respect to a particular officer, (iii) the officer's individual performance, (iv) any significant changes in the officer's level of responsibility and (v) each officer's then-current salary within the range of salaries for such position. The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of the Company during the prior year and the expected contributions of such officer in the future.

  Generally, salary increases are made retroactive to January 1 of the current year. For 1997, executive officers' salaries were adjusted consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies. The Company's Board of Directors unanimously ratified and approved the 1997 salary adjustments.

ANNUAL INCENTIVE COMPENSATION

  The Company's executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the financial performance of the Company in the context of the overall industry and economic environment, generally as evidenced by changes in the Common Stock price during the prior year, as well as the individual growth and success of the Company as measured primarily by revenues. The judgment of each member of the Committee and, in the case of other executive officers, of the Chief Executive Officer as to the impact of the individual on the financial performance of the Company also are considered. Based largely upon internal growth and the 48% increase in the price of the Common Stock, the Committee awarded bonuses for 1996 which fell between the median and high end of the range of bonuses at the comparable companies.

  In 1994, the Company adopted the Annual Performance Bonus Plan (the "Annual Plan") which relates to certain cash bonuses for the Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on the achievement by the Company of one or more quantitative performance goals. The Annual Plan will continue until terminated by the Committee. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the Annual Plan, the Committee exercises its judgment as to individual contributions to the Company's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus to be paid under the Annual Plan.

LONG-TERM INCENTIVE COMPENSATION

  The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company's stock option plans provide the means through which executive officers can build an investment in Common Stock which will align such officers' economic interests with the interests of shareholders. The value of the stock options historically has increased as a result of increases in the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

  The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

  In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself. Prior option grants to the individual involved are not considered in making new nonqualified option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally, with exception for cash bonuses granted under the Company's performance bonus plans. The total compensation package of Mr. Ebbers is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 1996, the compensation package for Mr. Ebbers was consistent with this policy.

  The Committee has approved the adoption of the proposed Performance Bonus Plan, which adoption is subject to obtaining requisite shareholder approval. The Performance Bonus Plan, which relates to a bonus for certain executive officers of the Company, including the Chief Executive Officer, in addition to any bonus payable under the Annual Plan, the Special Performance Bonus Plan adopted in 1996 relating to certain cash bonuses to the Chief Executive Officer for 1996 through 1998 (the "Special Bonus Plan"), or any other plan, is discussed in more detail elsewhere in this Proxy Statement.

  The Committee views the Performance Bonus Plan as an important mechanism to align the incentives of designated executive officers closely with the Company's performance and shareholder value, and strongly recommends its adoption by the shareholders.

  During 1995, the Company's stock price increased from $9.72 to $17.63 per share. The Company had $6.6 billion in total assets as of December 31, 1995 and $3.6 billion in revenues for the year ended December 31,

1995. In recognition of these achievements, the Committee determined to increase Mr. Ebbers' base salary in 1996 by 10% over his 1995 salary, to $935,000. The Committee established a maximum bonus under the Annual Plan for the Chief Executive Officer for 1995 equal to $1,125,000. It established specific performance goals for 1995 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. In 1994, the Company also adopted the 1995 Special Performance Bonus Plan (the "1995 Plan") which related to a special bonus for the Chief Executive Officer of the Company with respect to fiscal year 1995. The Committee established a maximum bonus under the 1995 Plan for the Chief Executive Officer of $1,000,000, and a performance goal based on specified minimum gross revenues of the Company in any one month. The 1995 performance goal was achieved and the Committee awarded Mr. Ebbers the entire bonus, based on the factors discussed above.

  In 1996, the Company's stock price increased from $17.63 to $26.06 per share, and the Company increased significantly in size upon the completion of the MFS Merger. The Company had $19.86 billion in total assets as of December 31, 1996 and $4.49 billion in revenues for the year ended December 31, 1996. The Committee established a maximum bonus under the Annual Plan for the Chief Executive Officer for 1996 equal to $1,687,500. It established specific performance goals for 1996 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. Additionally, for 1996, the Committee established a maximum bonus under the Special Bonus Plan of $1,000,000 and a performance goal based on certain billings by the Company. The 1996 performance goal was achieved, and the Committee awarded the $1,000,000 maximum amount allowed under the Special Bonus Plan. However, Mr. Ebbers accepted only $650,000 of such award. Despite the Company's strong performance, in light of the $1.0 million compensation deductibility limitation under Section 162(m) of the Internal Revenue Code and Mr. Ebbers' request that his 1997 salary not be increased, the base salary for Mr. Ebbers in 1997 will remain unchanged over the 1996 base salary of $935,000.

  During 1996, the Committee granted Mr. Ebbers options exercisable for an aggregate of 1,200,000 shares of Common Stock, which become exercisable in three equal annual installments beginning January 1, 1997 through January 1, 1999. The Committee believes that options appropriately compose a significant portion of compensation for the reasons set forth above. In evaluating the number of options awarded, the Committee did not employ a formal valuation formula, but compared the number of options to the numbers of options awarded by comparable companies.

CONCLUSION

  The Committee intends to continue its practice of basing executive compensation on stock price and other financial performance criteria, and on its qualitative evaluation of individual performance. Additionally, the Committee is augmenting, as applicable to the person(s) involved, these components of the compensation process with the quantitative measures of performance included in the Company's performance bonus plans. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

                                    THE COMPENSATION AND STOCK OPTION COMMITTEE
                                                                 April 21, 1997

                     From May 23, 1996 to January 2, 1997: Stiles A. Kellett, Jr. (Chairman)
                                                   Silvia Kessel (until
                                                   December 31, 1996)
                                                   Lawrence C. Tucker

                     From January 2, 1997 to Present: Stiles A. Kellett, Jr. (Chairman)
                                                   Walter Scott, Jr.
                                                   Lawrence C. Tucker
                                                   Michael B. Yanney

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

  The following graphs and tables compare cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899--US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the"S&P 500"), the first reflecting LDDS-TN returns prior to the Mergers and the second reflecting the returns applicable to Resurgens prior to the Mergers. On March 25, 1996, Standard & Poor's announced that the Company had been added to the S&P 500. Upon a shareholder's written request to the Chief Financial Officer of the Company, the Company will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.


                         [GRAPH APPEARS HERE]


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
        Performance Graph for WorldCom, Inc. (LDDS-TN prior to 9/15/93)


Measurement period      Measurement PT -
(Fiscal Year Covered)   12/31/91             FYE 12/31/92   FYE 12/31/93   FYE 12/31/94  FYE 12/31/95   FYE 12/31/96
---------------------   ----------------     -----------    -----------    -----------   ------------   ------------
WorldCom, Inc.              $ 100.0           $ 232.0        $ 386.0        $ 311.0       $ 564.0        $ 834.0
Nasdaq Telecommunica-
 tions Stocks
 SIS 4800 through 4899
  US and Foreign            $ 100.0           $ 122.8        $ 189.4        $ 158.1       $ 207.0        $ 211.5
S&P 500 Stocks              $ 100.0           $ 107.7        $ 118.2        $ 119.8       $ 164.8        $ 203.2


--------
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index for all series was set to $100.0 on 12/31/91.

                         [GRAPH APPEARS HERE]


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
       Performance Graph for WorldCom, Inc. (Resurgens prior t 9/15/93)


Measurement period      Measurement PT -
(Fiscal Year Covered)   12/31/91             FYE 12/31/92   FYE 12/31/93   FYE 12/31/94  FYE 12/31/95   FYE 12/31/96
---------------------   ----------------     -----------    -----------    -----------   ------------   ------------
WorldCom, Inc.            $ 100.0               $ 163.2        $ 252.5        $ 203.5       $ 369.0        $ 545.6
Nasdaq Telecommunica-
 tions Stocks
 SIC 4800 through 4899
  US and Foreign          $ 100.0               $ 122.8        $ 189.4        $ 158.1       $ 207.0        $ 211.5
S&P 500 Stocks            $ 100.0               $ 107.7        $ 118.2        $ 119.8       $ 164.8        $ 203.2

--------
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index for all series was set to $100.0 on 12/31/91.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1996. The table also sets forth, for informational purposes, the Compensation paid by MFS and/or UUNET during 1996 to Messrs. Crowe and Sidgmore, who became executive officers of the Company upon completion of the MFS Merger.


                                                    LONG TERM
                                                   COMPENSATION
                                                   ------------
                                                      AWARDS
                                   ANNUAL          ------------
                                COMPENSATION        SECURITIES
                              -----------------     UNDERLYING
NAME AND PRINCIPAL            SALARY                 OPTIONS/      ALL OTHER
POSITION                 YEAR   ($)    BONUS($)      SARS (#)   COMPENSATION($)
------------------       ---- ------- ---------    ------------ ---------------
Bernard J. Ebbers....... 1996 935,000 2,337,500(1) 1,200,000/0         4,500(2)
 President and           1995 860,000 2,125,000      900,000/0         4,500
 Chief Executive Officer 1994 711,000   750,000      200,000/0         4,500

James Q. Crowe (3)...... 1996 496,923 1,000,000            0/0       149,692(4)
 Chief Executive
 Officer,
 MFS

John W. Sidgmore (3).... 1996 283,577   494,443            0/0     2,182,654(5)
 President and Chief
 Operating Officer,
 MFS

Scott D. Sullivan....... 1996 375,000   500,000      100,000/0         4,500(2)
 Chief Financial Officer 1995 294,000   225,000      240,000/0         4,500
 and Secretary           1994 147,584   250,000      210,000/0         4,500

Roy A. Wilkens.......... 1996 450,000   450,000      100,000/0     1,004,500(6)
 President and Chief     1995 427,500   300,000      400,000/0     1,004,500
 Executive Officer,
 WilTel                  1994       0         0            0/0             0

--------
(1) Includes $1,687,500 paid under the Annual Plan and $650,000 paid under the Special Bonus Plan. The Compensation and Stock Option Committee awarded to Mr. Ebbers the $1,000,000 maximum amount allowed under the Special Bonus Plan for 1996, but Mr. Ebbers accepted only $650,000 of such award.
(2) Matching contributions to the Company's 401(k) Plan.
(3) Represents compensation paid to these individuals as executive officers of MFS and/or UUNET.
(4) Matching contributions to MFS' Deferred Stock Purchase Plan.
(5) Pursuant to option and stock purchase agreements between Mr. Sidgmore and UUNET, upon consummation of MFS' merger with UUNET (the "UUNET Acquisition"), the lapse of repurchase rights accelerated with respect to 50% of outstanding shares issued upon option exercise subject to a right of repurchase as of the effective date of the UUNET Acquisition. As a result of such acceleration, Mr. Sidgmore incurred an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 and corresponding provisions of applicable state law. UUNET paid an amount (the "Transfer") sufficient to pay (i) the excise tax and (ii) any and all federal, state and local taxes payable with respect to the receipt of the Transfer. The amount that UUNET paid to Mr. Sidgmore in this connection was $2,182,654. See "Employment Agreements and Termination of Employment Arrangements."
(6) Includes $1,000,000 received by Mr. Wilkens in connection with the termination of certain contract rights with Williams Telecommunications Group, Inc. and $4,500 in matching contributions to the Company's 401(k) Plan. In connection with the WilTel Acquisition, the Company assumed the employment agreement among Mr. Wilkens, Williams and Williams Telecommunications Group, Inc. (the "Agreement"). Mr. Wilkens resigned from the Company in January 1997, at which time the Agreement was terminated.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1996, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.

                                 INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                           NUMBER OF                                                ANNUAL RATES OF STOCK
                           SECURITIES     % OF TOTAL                                 PRICE APPRECIATION
                           UNDERLYING   OPTIONS GRANTED                              FOR OPTION TERM(3)
                            OPTIONS      TO EMPLOYEES   EXERCISE OR BASE EXPIRATION ---------------------
          NAME           GRANTED (#)(1)      IN FY      PRICE ($/SH)(2)     DATE      5% ($)    10% ($)
          ----           -------------- --------------- ---------------- ---------- ---------- ----------
Bernard J. Ebbers.......   1,200,000         20.8%           17.875       01/01/06  13,489,790 34,185,776
James Q. Crowe..........         --           --                --             --          --         --
John W. Sidgmore........         --           --                --             --          --         --
Scott D. Sullivan.......     100,000          1.7%           17.875       01/01/06   1,124,149  2,848,815
Roy A. Wilkens..........     100,000          1.7%           17.875       01/01/06   1,124,149  2,848,815

--------
(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or upon the consummation of a specified change of control transaction.
      Mr. Ebbers' option becomes exercisable in three equal annual installments beginning January 1, 1997 through January 1, 1999. Mr. Sullivan's option becomes exercisable January 1, 1999. Pursuant to Mr. Wilkens' separation agreement with the Company, and assuming his compliance with the terms thereof, 50,000 shares under such option will vest and become exercisable on January 31, 1998. Additionally, Mr. Wilkens' options may be exercised through February 10, 1998.
(2) The exercise price may be paid in cash or, in the discretion of the Company's Compensation and Stock Option Committee, by shares of Common Stock already owned or to be issued pursuant to the exercise, valued at the closing quoted selling price on the date of exercise, or a combination of cash and Common Stock.
(3) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following table sets forth information concerning the number and value realized as to options exercised during 1996 and options held at December 31, 1996, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end. All options had exercise prices lower than the fair market value of the Common Stock on December 31, 1996 ("in-the-money" options).

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                           SHARES                       OPTIONS AT FY-END (#)           FY-END ($)(2)
                         ACQUIRED ON       VALUE      --------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($)(1) EXERCISABLE   UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -----------  --------------- -----------   ------------- ----------- -------------
Bernard J. Ebbers.......        --             --      1,075,696      1,800,000   18,172,348   17,362,500
James Q. Crowe..........  1,680,000     34,280,400       937,701(3)     872,562   21,748,568   20,237,767
John W. Sidgmore........        --             --         35,371            --       734,774          --
Scott D. Sullivan.......        --             --        273,028(4)     300,000    4,497,392    3,331,250
Roy A. Wilkens (5)......        --             --        400,000         50,000    6,287,000      409,375

--------
(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.
(2) Based upon a price of $26.0625 per share, which was the closing price of Common Stock on December 31, 1996.
(3) Subsequent to December 31, 1996, Mr. Crowe exercised his then exercisable options and sold the underlying shares of Common Stock.
(4) Subsequent to December 31, 1996, Mr. Sullivan exercised his then exercisable options and sold the underlying shares of Common Stock.
(5) Giving effect to the provisions of Mr. Wilkens' separation agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Mr. Galesi filed one late report covering four transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As of December 31, 1996, Messrs. Bradbury, Crowe and Sidgmore held 52,500, 200,000 and 25,000 MFS Shareworks Plus Awards, respectively. Such awards were paid out on January 9, 1997 in connection with the MFS Merger. The value received from such awards was $6.4 million, $20.3 million and $1.0 million, respectively.

  Additionally, in accordance with the WorldCom/MFS 1992 Stock Option Plan, upon the termination of Mr. Bradbury as Chief Financial Officer of MFS on February 28, 1997, all of Mr. Bradbury's options to purchase an aggregate of 749,725 shares of Common Stock at an exercise price of $2.869 per share were immediately vested. Mr. Bradbury subsequently exercised all such options and sold the underlying shares of Common Stock.

  Prior to the MFS Merger, WorldCom and MFS were parties to certain interconnection or other service agreements entered into with each other and certain of their affiliates in the ordinary course of their businesses. In fiscal 1996, WorldCom received revenues from MFS and/or UUNET of $88.4 million. Each of WorldCom, MFS and UUNET believe that the terms and conditions of such interconnection or other services agreements were no less favorable to WorldCom, MFS or UUNET than those that would have been available to WorldCom, MFS or UUNET in comparable, arm's-length transactions at the dates of such agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the MFS Merger, the Company's Compensation and Stock Option Committee was composed of Stiles A. Kellett, Jr. (Chairman), Silvia Kessel and Lawrence C. Tucker. Subsequent to the MFS Merger, the members of the Company's Compensation and Stock Option Committee have been Stiles A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael B. Yanney.

         ITEM 2. APPROVAL OF THE WORLDCOM, INC. PERFORMANCE BONUS PLAN

  Under Section 162(m) of the Internal Revenue Code, the Company generally may not deduct for federal income tax purposes certain employee compensation that would otherwise be deductible to the extent that such compensation exceeds $1.0 million for any such individual in any fiscal year. However, compensation that is "performance based" (as defined in Section 162(m)) is not subject to the deductibility limitations.

  The Compensation and Stock Option Committee of the Company's Board of Directors determined to develop a performance bonus plan for implementation beginning in 1997, in addition to the existing Annual Plan approved by the shareholders in 1994, the Special Bonus Plan approved by the shareholders in 1996 which is scheduled to expire after 1998, or any other plan of the Company. Accordingly, the Committee has approved the adoption of the WorldCom, Inc. Performance Bonus Plan (the "Performance Bonus Plan") for certain executive officers of the Company and has recommended that the Performance Bonus Plan be submitted to the shareholders for adoption. It is anticipated that, if approved by the shareholders, the Performance Bonus Plan will be used in lieu of the Annual Plan for 1998 and subsequent years. The Performance Bonus Plan is intended to qualify as a "performance-based" compensation plan for purposes of Section 162(m). In the event shareholders do not approve the Performance Bonus Plan, the plan will not be effective. However, the Compensation and Stock Option Committee may consider an alternative program to provide designated executives with additional incentive compensation based on performance. Without shareholder approval, any alternative incentive compensation would not qualify for the exclusion from the $1.0 million compensation limit under Section 162(m).

  Cash bonuses under the Performance Bonus Plan are predicated on the achievement by the Company of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitation with respect to the maximum bonus payable under the Performance Bonus Plan, cash awards under the Performance Bonus Plan will be made based on the Committee's subjective assessment of individual contributions. The Committee believes the Performance Bonus Plan will enable the Company to attract, motivate, reward and retain executives to promote the financial performance and growth of the Company, without limiting the Company's ability to deduct compensation awarded under the Performance Bonus Plan for federal income tax purposes.

  A copy of the Performance Bonus Plan is attached as Exhibit A to this Proxy Statement. Following is a description of the material features of the Performance Bonus Plan, which is qualified in its entirety by reference to Exhibit A.

  Administration. The Performance Bonus Plan will be administered by the Compensation and Stock Option Committee of the Company, such other committee as may be designated by the Board of Directors of the Company or a subcommittee of the committee involved as may be designated by said committee (hereinafter such committee or subcommittee, as applicable, is referred to as the "Committee"). The Committee will be comprised solely of two or more outside directors of the Company (as defined in Section 162(m)(4)(C)(i) of the Internal Revenue Code and the regulations thereunder). The Committee, subject to the approval of the full Board of Directors if so determined by the Committee or the Board of Directors, has sole and complete discretion and authority with respect to the Performance Bonus Plan and its application. The Committee is currently comprised of Stiles A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael B. Yanney.

  Participants. Participants in the Performance Bonus Plan include the Chief Executive Officer and such other executive officers of the Company as the Committee determines (the "Executive Group"). For 1997, the Committee has determined that the Executive Group shall consist of the Chief Executive Officer and the Chief Financial Officer of the Company. Over time, based on its experience with the Performance Bonus Plan and compensation-related considerations, the Committee may expand the number of participants to include other executive officers of the Company. The Company currently has four executive officers, including the Chief Executive Officer and the Chief Financial Officer. Unless otherwise determined by the Committee, in order to be eligible for a bonus under the Performance Bonus Plan, participants must be employed by the Company at the time of the Committee's certification to the Board that the performance goal(s) have been met.

  Determination of Bonus. The award of a bonus under the Performance Bonus Plan in any given year is conditioned on the achievement by the Company of one or more specific performance goals for such year or shorter period as determined by the Committee. Each year, not later than the latest date permissible under Section 162(m) of the Internal Revenue Code, the Committee will establish a particular performance goal or goals (which may differ for each participant) based on one or more of the following measures of the Company's financial performance for such year or shorter period selected by the Committee (on an actual or pro forma basis): (i) return on net assets,
(ii) return on equity, (iii) revenues, (iv) return on revenues, (v) cash flow,
(vi) the market value of the Common Stock, (vii) earnings and (viii) billings by the Company under one or more service agreements with its customer(s). After the end of each year or period, the Committee will determine whether the particular performance target(s) established for such year or period have been satisfied as derived from the relevant financial statements (prepared in accordance with generally accepted accounting principles consistently applied in accordance with past accounting practices) or, in the case of customer billings, from invoices sent by the Company. The Committee believes that the award of bonuses based on any of the performance criteria provided in the Performance Bonus Plan will further the Company's philosophy that executive compensation be aligned with the financial interests of the Company's shareholders.

  Subject to the attainment of the performance goal(s) established by the Committee, the Committee has discretion to determine the specific amount of any award made under the Performance Bonus Plan for each participant, up to the maximum bonus for such participant.

  The Committee has established a specific performance goal for 1997 based on the attainment by the Company of a specified percentage increase in consolidated pro forma gross revenues. In addition, the Committee has determined that if the specified performance target is met, the maximum bonus with respect to 1997 will be $13.0 million for the Chief Executive Officer and $3.5 million for the Chief Financial Officer. After certifying that the goal has been met, the Committee will determine whether a participant will receive his maximum bonus or some lesser amount (or no bonus at all).

  The Committee will establish a maximum bonus amount for each participant in the Performance Bonus Plan with respect to each year after 1997. The maximum such bonus for any participant shall be the greater of $1.0 million or 150% of the aggregate amount of bonuses awarded for the prior year to such participant, excluding any bonus under the Performance Bonus Plan with respect to 1997, or, if the person did not hold the relevant office during the entire prior year, the greater of $1.0 million or 150% of the aggregate amount of bonuses awarded for the prior year, excluding any bonus under the Performance Bonus Plan with respect to 1997, to the person(s) holding such office during the prior year.

  If and as determined by the Committee, participants may elect to receive, in accordance with rules and regulations established from time to time by the Committee, shares of Common Stock and/or options to acquire shares of Common Stock in lieu of some or all of any bonus otherwise to be awarded under the Performance Bonus Plan. The Company may give a participant the right to defer, in accordance with rules and regulations established from time to time by the Committee, the receipt of some or all such participant's bonus under the Performance Bonus Plan.

  Termination and Amendment. Subject to adoption of the Performance Bonus Plan by the shareholders, the Performance Bonus Plan will be in effect until terminated by the Committee, which it may do at any time. The Committee also may amend the Performance Bonus Plan from time to time, with or without notice. Section 162(m) currently requires shareholder approval of certain material amendments to the Performance Bonus Plan, such as a change in the method of determining the maximum amount of the participant's bonus and a change in the class of persons eligible to participate in the Performance Bonus Plan.

                                   * * * * *

  The Committee believes that the Performance Bonus Plan establishes appropriate objective guidelines for establishing special incentive compensation for certain of the Company's executive officers. As noted in the "Report of Compensation and Stock Option Committee on Executive Compensation" above, the Committee will continue to consider qualitative or other factors not included in the Performance Bonus Plan in making executive compensation decisions, including base salary and annual and long-term incentive award determinations.

  A majority of the affirmative votes cast by the holders of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class, represented in person or by proxy at a meeting where a quorum is present, is required to adopt the Performance Bonus Plan. A majority of the votes entitled to be cast in the election constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 2 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

  The Board of Directors recommends a vote "FOR" adoption of the Performance Bonus Plan.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP ("Arthur Andersen") has been selected as the Company's independent accountant for 1997. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

                              REPORT ON FORM 10-K

  A copy of the Company's Report on Form 10-K for the period ended December 31, 1996, filed with the Securities and Exchange Commission (including related financial statements and schedules) is available to shareholders without charge, upon written request to Scott D. Sullivan, Secretary, WorldCom, Inc., 515 East Amite Street, Jackson, Mississippi 39201-2702.

                     FUTURE PROPOSALS OF SECURITY HOLDERS

  All proposals of security holders intended to be presented at the 1998 annual meeting of shareholders must be received by the Company not later than December 22, 1997, for inclusion in the Company's 1998 proxy statement and form of proxy relating to the 1998 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

  Under the Bylaws of the Company, shareholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                                OTHER BUSINESS

  The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

                                 MISCELLANEOUS

  The Company will pay the cost of soliciting proxies in connection with the 1997 annual meeting. In addition to solicitation by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. In addition, the Company may retain MacKenzie Partners to assist with the solicitation of proxies, the estimated cost of which would be approximately $7,500, plus expenses.

  Shareholders are urged to mark, sign and send in their proxies without delay.

                                          By Order of the Board of Directors

                                          Scott D. Sullivan
                                          Secretary

Jackson, Mississippi
April 21, 1997

                                                                      EXHIBIT A

                                WORLDCOM, INC.
                            PERFORMANCE BONUS PLAN

I. PURPOSE.

  The WorldCom, Inc. Performance Bonus Plan (the "Plan") is established to provide a bonus for certain executive personnel who are instrumental in the profitability of WorldCom, Inc. (the "Company"). Any bonus under the Plan shall be in addition to any other bonus payable to a participant. The efficacy of this Plan and the payment of any bonus hereunder are expressly contingent on approval of the Plan by the shareholders of the Company.

II. ADMINISTRATION.

  The Plan is administered by the Compensation and Stock Option Committee of the Company, such other committee as may be designated by the Board of Directors of the Company or a subcommittee of the committee involved as may be designated by said committee (hereinafter such committee or subcommittee, as applicable, is referred to as the "Committee"). The Committee shall be comprised solely of two or more outside directors of the Company (as defined in Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")). The Committee, subject to the approval of the full Board of Directors if so determined by the Committee or the Board of Directors, has sole and complete discretion and authority with respect to the Plan and its application.

III. ELIGIBILITY FOR PARTICIPATION.

  The Plan establishes a participating group of eligible employees comprised of the Chief Executive Officer of the Company and such other executive officers of the Company, if any, as the Committee may determine as hereinafter provided (the "Executive Group"). The Committee, in its sole discretion, shall determine the identity of eligible employees assigned to the Executive Group (hereinafter a "Participant"). Unless otherwise determined by the Committee, in order to be eligible to participate in this Plan, a person must be employed by the Company at the time of the Committee's certification described in
Article IV, below.

IV. DETERMINATION OF BONUS.

  The award of a bonus to a Participant under the Plan for a particular period is predicated on the achievement by the Company of one or more performance goals for such period, as determined by the Committee. Not later than the latest date permissible under Section 162(m) of the Code, for each period for which a bonus may be paid, the Committee shall establish in writing (a) a maximum bonus for each Participant, which shall not exceed (i) with respect to calendar year 1997, $13,000,000 for the Chief Executive Officer or $3,500,000 for any other Participant, or (ii) with respect to any year after calendar year 1997, the greater of $1,000,000 or 150% of the aggregate amount of bonuses awarded for the prior year to such Participant excluding any bonus under the Plan with respect to calendar year 1997, or, if the Participant did not hold the relevant office during the entire prior year, the greater of $1,000,000 or 150% of the aggregate amount of bonuses awarded for the prior year to the person(s) holding such office during the prior year excluding any bonus under the Plan with respect to calendar year 1997, and (b) one or more performance goals for such period which must be met as a precondition to the payment of a bonus. For purposes of determining the maximum bonus in accordance herewith, the value of any shares of common stock of the Company or options to acquire such common stock (as established by the rules and regulations of the Committee as herein provided) received pursuant to an election contemplated hereby in lieu of any bonus otherwise to be awarded under the Plan and/or the amount of any bonus the receipt of which is deferred as herein provided shall be considered a bonus awarded for the year as to which such election or deferral relates. Such goal(s), which may differ for each Participant, shall be based on one or more of the following measures of the Company's performance (on an actual or pro forma basis):

  1. Return on net assets,
  2. Return on equity,
  3. Revenues,
  4. Return on revenues,
  5. Cash flow,
  6. Market value of the common stock of the Company,
  7. Earnings, and/or
  8. Billings under one or more service agreements with customer(s).

  As soon as administratively feasible after the end of each relevant period, the Committee shall convene to determine whether, in fact, the previously established performance goal(s) has/have been met for such period. The Committee shall certify in writing to the full Board of Directors whether the performance goal(s) has/have been met for such period prior to payment of any bonus.

  If the Committee determines that the performance goal(s) has/have been met for such period, each Participant may receive a bonus which shall not exceed the maximum amount established by the Committee.

  All determinations of assets, revenues, earnings, cash flow and equity shall be derived from financial statements prepared in accordance with generally accepted accounting principles consistently applied in accordance with past accounting practices and all determinations of billings shall be derived from invoices sent by the Company.

V. AMOUNT AND DISTRIBUTION OF THE BONUS.

  After certifying that the performance goal or goals for a particular period have been met, the Committee will then decide whether each Participant will receive his or her maximum bonus or some lesser amount (or no bonus at all). Except as otherwise provided herein, the Committee's decision regarding the amount of a Participant's bonus shall be made in the sole discretion of the Committee.

  Unless otherwise determined by the Committee or deferred as hereinafter referenced, distribution of bonuses determined under the preceding paragraph shall be made as soon as practicable after the Committee's certification described in Article IV, above; provided that any bonus hereunder with respect to calendar year 1997 shall not be payable until on or after September 30, 1997, as the period of service for such bonus shall begin on January 1, 1997, and not end until September 30, 1997. All bonuses hereunder shall be payable in cash, subject to any right to elect otherwise as hereinafter referenced.

  If and as determined by the Committee, a Participant may elect to receive, in accordance with rules and regulations established from time to time by the Committee, shares of common stock of the Company and/or options to acquire such shares of common stock in lieu of some or all of any bonus otherwise to be awarded under the Plan. The Company may give a Participant the right to defer, in accordance with rules and regulations established from time to time by the Committee, the receipt of some or all of any bonus awarded under the Plan.

VI. CONTINUITY OF THE PLAN.

  Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Company reserves the right to terminate the Plan in its entirety at any time, with or without notice, or to amend the Plan as it exists from time to time, with or without notice, through resolution of the Committee.

VII. MISCELLANEOUS PROVISIONS.

  1. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

  2. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any bonuses hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

  3. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

  4. The Plan, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the internal laws of the State of Mississippi.

  IN WITNESS WHEREOF, the Compensation and Stock Option Committee of the Company has adopted this Plan as of March 5, 1997.

                                       WORLDCOM, INC. COMPENSATION AND STOCK
                                       OPTION COMMITTEE

                                       By: /s/ Stiles A. Kellett, Jr.
                                          -----------------------
                                          Stiles A. Kellett, Jr., Chairman

                         PROXY/VOTING INSTRUCTION CARD
                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI  39201-2702
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 22, 1997

     The undersigned hereby (i) with respect to all shares of Common Stock and Series B Convertible Preferred Stock of WorldCom, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned and
(ii) with respect to all shares of Series A 8% Cumulative Convertible Preferred Stock of the Company (or portions thereof) which the undersigned, as holder of depositary shares thereof (the "Series A Depositary Shares"), may be entitled to direct the voting of, directs The Bank of New York, as Depositary, in each case, to vote at the Annual Meeting of Shareholders of WorldCom, Inc., to be held on Thursday, May 22, 1997, commencing at 10:00 a.m. local time, at the corporate office of the Company, 515 East Amite Street, Jackson, Mississippi 39201-2702, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of the Company dated April 21, 1997.

     THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED OR, WITH RESPECT TO SERIES A DEPOSITARY SHARES, THIS VOTING INSTRUCTION CARD WILL BE DEEMED AN INSTRUCTION TO VOTE, FOR
                                                                            ---
THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE PROXIES' DISCRETION WITH RESPECT TO PROPOSAL 3.


                                       WorldCom, Inc.
                                       Post Office Box 11284
                                       New York, NY  10203-0284


     (Continued, and to be signed and dated on the reverse side.)

1.  ELECTION OF DIRECTORS

    [_] FOR all nominees    [_] WITHHOLD AUTHORITY to vote     [_] *EXCEPTIONS
        listed below            for all nominees listed below

Nominees:  Carl J. Aycock, Max E. Bobbitt, James Q. Crowe, Bernard J. Ebbers,
           Francesco Galesi, Richard R. Jaros, Stiles A. Kellett, Jr., David C. McCourt, John A. Porter, Walter Scott, Jr., John W. Sidgmore, Scott
           D. Sullivan, Lawrence C. Tucker, and Michael B. Yanney

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            __________________________________________________________________

2.  Proposal to approve the Company's Performance Bonus Plan.

    [_] FOR     [_] AGAINST     [_] ABSTAIN

3. In their discretion with respect to such other business as properly may come before the meeting or any adjournments or postponements thereof.


    Change of Address or
    Comments Mark Here  [_]

-------------------------------------------------------------------------------

                                       Please sign exactly as name(s) appear on this proxy/voting instruction card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       DATED                            , 19
                                            ----------------------------    --
                                       SIGNED
                                             ---------------------------------

                                       ---------------------------------------

SIGN, DATE AND RETURN THE PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                   VOTES MUST BE INDICATED [X]
                                                   (X) IN BLACK OR BLUE INK.

                                WORLDCOM, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 22, 1997

The enclosed material relates to shares of WORLDCOM, INC. credited to your account in the LDDS WORLDCOM 401(k) Plan (the "Plan") on April 3, 1997. As Trustee of the Plan, Merrill Lynch Trust Company will vote your Plan shares in accordance with your instructions.

The enclosed "proxy" will be used solely as your instructions to Merrill Lynch Trust Company as to how your Plan shares should be voted. Please execute and return your instructions to the Trustee as soon as possible in the postage paid envelope included.

                                       MERRILL LYNCH TRUST COMPANY

                                WORLDCOM, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 22, 1997

The enclosed material relates to shares of WORLDCOM, INC. credited to your account in the MFS Communications Co. 401(A) Shareworks Grant Plan (the "Plan") on April 3, 1997. As Trustee of the Plan, Merrill Lynch Trust Company will vote your Plan shares in accordance with your instructions.

The enclosed "proxy" will be used solely as your instructions to Merrill Lynch Trust Company as to how your Plan shares should be voted. Please execute and return your instructions to the Trustee as soon as possible in the postage paid envelope included.

                                       MERRILL LYNCH TRUST COMPANY